Exhibit 99.1

True Religion Apparel, Inc.

2012 Annual Meeting of Stockholders

April 25, 2012

The following are talking points dated April 13, 2012 for telephone calls that Officers of the Company may make to select stockholders relating to Proposal No. 3 ‘Advisory vote approving the compensation of our named executive officers’

1.	The Purpose of This Communication

a.	We are contacting you to answer any questions you may have regarding our 2012 proxy proposals and specifically with respect to our Say on Pay proposal.

b.	True Religion Apparel’s Board of Directors has recommended that stockholders vote in favor of this proposal.

c.	Glass Lewis & Co. has recommended ‘For’ the Company’s Say on Pay proposal.

d.
However, ISS Proxy Advisory Services has recommended a vote “AGAINST” this proposal.  According to ISS, “A vote AGAINST this resolution is warranted, despite TSR outperformance, in light of several compensation-related deficiencies, including problematic benchmarking practices, high payout multiples, the CEO’s contractual 5 percent salary increase, and the use of a singular performance metric for both short-term and long-term compensation.”

e.
We are contacting you to describe how the approach our Compensation Committee has taken to establishing the Target Compensation for our Named Executive Officers is superior to ISS’ newly adopted methodology.

f.	We ask that you vote in support of our Say on Pay proposal despite the ISS recommendation.

2.
Key Performance Achievement in 2011.  The Company achieved its most significant performance goals for 2011.  We believe that Say-on-Pay advisory vote should be evaluated in the context of this high level of performance.  Specifically, in 2011 under the leadership of our management team, we contributed to long-term stockholder value in the following ways:

• Total shareholder return for the 2011 fiscal year was +59.1%.

• Total net sales for 2011 were $419.8 million, representing an increase of +15.4%.

• Gross profit for 2011 increased +18.2% to $271.8 million.

• Operating Income for 2011 increased +6.7% to $74.6 million, or 17.8% of net sales.

• Opened 26 retail stores, including 10 outside the United States.

• In order to support long-term brand value, we reduced our sales to Off-price accounts in the United States by $10 million.

• Established a regional headquarters for Europe, Middle East and Africa in Switzerland.

2.	ISS Comment - ‘Problematic Benchmarking Practices’

a.
ISS’ report says “Benchmarking total target compensation at the 75th percentile may have the effect of increasing compensation without providing a sufficient link to company performance.  The company’s selected peer group also includes a number [of] peers that are significantly larger in terms of revenue.”

b.
We believe there is a strong link between the performance of our Named Executive Officers (NEOs) and their compensation.  As shown on page 17 of the proxy, the Company’s NEO’s fixed compensation was below 20 percent of their 2011 Target Compensation, and Mr. Lubell’s was 11 percent of his 2011 Target Compensation.  The NEO’s variable compensation is linked to achieving a pre-established performance measure (Adjusted EBIT).  With over eighty percent of the NEO’s 2011 Target Compensation dependent upon achieving a pre-established performance measure, the NEO’s compensation would increase in 2011 only if the Company achieved the “minimum” Adjusted EBIT goal for 2011.  If the Company did not reach the minimum 2011 performance goal, the NEOs pay for 2011 would have been below the 25th percentile of the Peer Group’s total direct compensation.

c.
The NEOs’ 2011 Target Compensation (including fixed and variable components) provided for an opportunity to be paid above the 75th percentile of the Peer Group’s total direct compensation.  This is consistent with the Company’s on-going compensation approach and is deemed appropriate because the Company’s EBIT Margin has ranked near the 75th percentile.  The benchmark information prepared in February 2011 which was relied upon to establish the 2011 compensation program showed that the Company’s EBIT Margin for the latest full fiscal year was ranked fourth out of 18 companies in the peer group; this represents the 78th percentile.

d.
We understand that ISS’ approach to selecting a peer group relies on standard industry groupings and revenue parameters.  The Company’s approach, which has been in place for several years and was developed in conjunction with independent compensation consultants, seeks to identify companies that have design dependent premium brands, specialty retail operations, international operations, and high operating margins.  The Company believes that its peer group approach is more useful in setting compensation targets because its peer group reflects the companies that it competes with for discretionary consumer spending and executive talent.

3.	ISS Comment - ‘High Payout Multiples’

a.	The Company rejects ISS’ conclusion that ‘high payout multiples’ indicate that the compensation program is not in the shareholders’ best interest. The Company’s on-

going compensation strategy is to set each NEO’s base salary below the Peer Group median but offer the opportunity for greater than median compensation via variable compensation if pre-established Company performance goals are met.  The achievement of the pre-established performance goals is expected to drive Total Shareholder Return, especially considering that the Company’s performance goals are linked to its EBIT Margin.  Placing greater emphasis on variable compensation in order to promote heightened focus on Company performance does result in the ‘high payout multiples’ identified by ISS.  However, this relationship provides the incentive that the Compensation Committee desires and that is in the interests of the Company’s shareholders.

4.	ISS Comment - ‘CEO’s contractual 5 percent salary increase’

a.
This aspect of Mr. Lubell’s employment agreement has been in place since September 2008.  As stated on page 13 of the proxy, ‘the majority of the total compensation opportunity for our executives is incentive-based and can be earned only upon the achievement of corporate performance objectives designed to enhance stockholder value.’  In the case of Mr. Lubell, 89 percent of his 2011 Target Compensation was variable.  So, the five percent increase that ISS is highlighting was limited to 11 percent of his 2011 total direct compensation at target.  The Company believes that the presence of a five percent annual base salary increase that has been in his employment agreement for three and a half years does not present a risk that the compensation program offered to Mr. Lubell would lead to an escalation of his pay irrespective of the Company’s performance.  The minimum five percent increase in Mr. Lubell’s base salary from 2010 to 2011 represented six-tenths of one percent of his 2010 compensation.

5.	ISS Comment – ‘Use of singular performance metric for both short-term and long-term compensation’

a.
ISS comments that ‘shareholders may prefer a long-term incentive measure to align with the company’s long-term strategic goals.  Having a common metric for the short-term and long-term incentive programs may result in duplicate payments.’

b.
The Company’s use of a common metric for its short-term and long-term incentive programs has been in place since at least 2007 and the program was developed with significant input from an independent compensation consultant.  The Company’s Chief Financial Officer, who is the primary point of contact with shareholders, is not aware of any shareholders expressing concern about the use of one common metric for the short-term and long-term incentive programs.

c.
The Company’s Board of Directors oversees the Company’s strategy and business plans with a view towards increasing long-term shareholder value.  The performance goal, which is set each year for both short-term and long-term variable compensation, is designed to reward performance in the current year that is linked to the Company’s long-term strategy.  For instance, the 2011 Adjusted EBIT target took into consideration the $10 million reduction in sales to off-price wholesale accounts that were planned for 2011 because the amount of off-price sales in 2009 and 2010 was not supporting the long-term value of the Company’s brand.

d.
Considering that the Company has used a common performance metric for short-term and long-term incentives for at least five years and its top quartile EBIT margin and Total Shareholder Return, the Company believes that its variable compensation program is well aligned with the interests of the Company’s shareholders.